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                                                                     Exhibit 2.7

                                                                   Final Version


               AGREEMENT FOR THE PURCHASE/SALE OF CORPORATE STOCK

In accordance with the following recitals, definitions, and clauses, this Agreement for the Purchase/Sale of Corporate Stock has been entered into this 5th day of October, 1999, between the following parties: Bidasoa, B.V., a Dutch corporation, represented by ATC Management B.V., a Dutch corporation, represented by Guido Nieuwenhuizen and Dirk Stolp (hereinafter referred to as the "Seller") and Telefonica Servicios y Contenidos por la Red, S.A., a Spanish corporation, represented by Juan Perea Saenz de Buruaga and Jose Antonio Sanchez (Sole Administrator and CEO) (hereinafter referred to as "Teleline" or the "Purchaser"). Also appearing here is Terra Networks, S.A., formerly named Telefonica Interactiva, S.A. (hereinafter referred to as "Terra Networks" or "TN"), a Spanish corporation, represented by Juan Perea Saenz de Buruaga.

                                    RECITALS

I. Through their representatives, Teleline, the Seller, and TN hereby declare that:

      A. On September 10, 1999, the Seller and TN, the holding company of the Purchaser, joined together as founding stockholders to form a Mexican business corporation called Terra Network, S.A. de C.V. (hereinafter referred to as "Terra"), for the purpose of participating jointly in Internet business activities as an "Internet Service Provider" ("ISP" or Internet access provider) and as a "Portal" (Internet site with integrated content, communication, community, and electronic commerce services, including both "Business-to-Consumer" and "Consumer-to-Consumer" services), Financial Information Services via Electronic Media (which shall be defined below) and "Business-to-Business" electronic commerce services, all of which services focus on residential, "Small Office, Home Office" ("SOHO"), financial, and corporate markets, through Informacion Selectiva, S.A. de C.V. (hereinafter referred to as the "Subsidiary"), a corporation whose shares, except for one, are owned by Terra Network, S.A. de C.V.

      B. On the same date, TN and the Seller held an extraordinary and ordinary shareholders' meeting for the shareholders of Terra, in which the shareholders resolved, among other things, to change the name of the corporation to Terra Networks Mexico, S.A. de C.V. A capital increase was ordered in the amount of 564,378,000.00 pesos (five hundred and sixty-four million, three hundred and seventy-eight thousand pesos), an amount equivalent to US$60,000,000.00 (sixty million dollars) at the exchange rate of
            9.4063 pesos per US$1.00, as published in the Official Gazette of Mexico,
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            and paid the 25% (twenty-five percent) of said increase that was represented by all of the Series A shares, which had full voting rights and were issued for the purpose of said increase, and (ii) by TN, which subscribed and paid the 75% (seventy-five percent) of said increase that was represented by all of the Series B shares, which had restricted voting rights and were issued for the purpose of the increase.

II. Through its legal representatives, the Purchaser hereby declares that:

      A. Teleline is a Spanish corporation whose line of business includes but is not limited to providing Internet access services, Portal services, Financial Information Services via Electronic Media (which shall be defined below) and "Business-to-Business" electronic commerce services, all of which services focus on residential, "Small Office, Home Office" ("SOHO"), financial, and corporate markets. Teleline wishes to increase its share in said market within Mexico for the purpose of combining the aforementioned businesses with similar ones worldwide in the near future.

      B. Teleline is a 100% subsidiary corporation of TN and TN is in the process of effectuating an initial public offering and sale of its shares (IPO) and the subsequent listing of said shares on the Spanish stock exchanges, NASDAQ, and the stock exchanges of other countries.

      C. The Purchaser wishes to complete the legal formalities of this Agreement for the Purchase/Sale of Corporate Shares (hereinafter referred to as the "Agreement") in order to acquire all of the Series A shares of common stock of Terra in accordance with the terms and conditions specified herein.

III. Through its legal representative, TN hereby declares that:

      A. TN is a Spanish corporation whose line of business includes but is not limited to providing Internet access services, Portal services, Financial Information Services via Electronic Media (which shall be defined below) and "Business-to-Business" electronic commerce services, all of which services focus on residential, "Small Office, Home Office" ("SOHO"), financial, and corporate markets. Teleline wishes to increase its share in said market within Mexico for the purpose of combining the aforementioned businesses with similar ones worldwide in the near future and effectuating an initial public offering and sale of its shares (IPO), as well as the subsequent listing of said shares on the Spanish stock exchanges, NASDAQ, and the stock exchanges of other countries.

      B. TN is the registered owner and holder of all of the Series B registered preferred shares having limited voting rights and representing 75% of the capital stock of Terra.


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      C.    TN wishes to enter into this Agreement in order to join with
            Teleline in warranting each and every obligation that Teleline shall assume under the terms and conditions hereof.

      D. TN's representative has sufficient legal powers to bind TN to the terms and conditions hereof.

IV. Through its legal representative, the Seller hereby declares that:

      A. The Seller is a Dutch corporation duly formed in accordance with the laws of the Netherlands.

      B. The Seller is the registered owner and bearer of all of the Series A registered shares of common stock having full voting rights and representing 25% of the capital stock of Terra (hereinafter referred to as the "Shares").

      C. As owner of 100% of Terra's Shares having full voting rights, the Seller has confirmed that (i) on this date, Terra is the owner of all but one of the shares representing the capital stock of the Subsidiary; and (ii) on this date, the Subsidiary has all of the qualities that are necessary in order to efficiently and effectively carry out the business forming the Corporate Purpose of Terra and the Subsidiary, which shall be defined below.

      D. The Seller wishes to enter into this Agreement with the Purchaser in order to transfer all of the Shares to the Purchaser once the conditions specified herein have been met.

V. Through their legal representatives, the parties hereby declare that this Agreement contains the terms and conditions under which the Seller shall sell, and the Purchaser shall acquire from the Seller on the Closing Date (as defined below), 100% (one hundred percent) of the Series A registered shares of common stock having full voting rights, which as a whole represent 25% of the capital stock of Terra.

                                   DEFINITIONS

For the purposes of this Agreement, unless otherwise expressly provided herein, the terms, phrases, and words listed below shall have the meaning indicated:

"Shares" refers to all of the registered shares of Series "A" common stock issued by Terra, having a par value of 10.00 pesos each (ten pesos) and full voting rights, represented by Stock Certificates numbers 1-A, 2-A, and 3-A, issued by Terra. Said shares have been fully subscribed and paid up by the Seller and represent 25% of the capital stock of Terra.


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"Necessary Assets" shall have the meaning specified in Clause 3.4 of this
Agreement.

"Advance Payment" refers to the amount of US$15,000,000.00 (fifteen million dollars) in cash that the Purchaser pays to the Seller on the terms and conditions of Clause 1.2 hereof.

"Spanish Stock Exchanges" refers to the financial markets on which listed securities are purchased and sold in Spain and are controlled by the Spanish Securities and Exchange Commission.

"Business-to-business" refers to electronic business transactions that are carried out between companies over the Internet.

"Business-to-consumer" refers to electronic business transactions that are carried out between companies and consumers over the Internet.

"Closing" refers to the transaction through which the Seller transfers full ownership of the Shares, free and clear of any and all liens and encumbrances on ownership, to the Purchaser, and the transaction through which the Purchaser pays the Remaining Price (which shall be defined below).

"Purchaser" shall have the meaning indicated in the introductory paragraph hereof.

"Agreement" shall have the meaning indicated in the introductory paragraph hereof.

"Necessary Agreements" shall have the meaning specified in Clause 3.5 hereof.

"Consumer-to-consumer" refers to electronic business transactions that are carried out between consumers over the Internet.

"Share Management Deposit Agreement" refers to the Share Management Deposit Agreement which, on the terms and conditions of the document marked Exhibit A, is attached hereto as provided in Clause 2.4.5 hereof.

"Share Escrow Agreement" refers to the Share Escrow Agreement executed by the Parties on the date of the signing hereof and in accordance with the terms and conditions of Clause 2.6.

"Holding Company" shall refer to any corporation owning at least ninety-nine percent (99%) of the shares of another corporation than the one to which this term refers.

"Income Tax Returns" refers to all statements, reports, calculations, informational statements, and statements of any nature which the Subsidiary must submit


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to any governmental agency or office with respect to the revenues, properties, or operations of the Subsidiary.

"Depository" refers to Banco Argentaria, a Spanish financial institution.

"Business Day" or "Business Days" refers to any day other than Saturday, Sunday, or a day on which the banks are permitted to close in any of the following cities: Madrid, Spain; Monterrey, Nuevo Leon, Mexico; or Amsterdam, Netherlands.

"Dollar" or "dollars" shall refer to the legal tender of the United States of America.

"Euro" or "Euros" refers to the legal tender of Spain and the European Economic Community.

"Financial Statements" shall refer to the financial statements of Terra and the Subsidiary as referred to in Clause 3.14.1 and the following provisions hereof.

"Closing Date" refers to the date on which the Closing is completed in accordance with the provisions of Clause Five hereof.

"Subsidiary Corporation" shall refer to any corporation whose shares are owned in at least ninety-nine percent (99%) of another corporation, which in turn owns at least ninety-nine percent (99%) of the shares of the corporation to which this term refers.

"Internet" refers to the network formed by millions of computers or servers that are interconnected worldwide by means of telephone cables or by other means and that share compatible digital communication protocols and constitute a bi-directional and interactive mode of electronic exchange and distribution of digital materials, such as text and hypertext, sound, video, animation, and software, as well as electronic mail services, access to information databases, electronic commerce, consulting services, and communication services in general, among other applications.

"IPO" or "Initial Public Offering" refers to the initial public offering and sale, whether primary or secondary, of TN's shares, and their subsequent listing on any of the securities markets or exchanges of Spain, the United States of America, or any other country, as well as on NASDAQ.

"Mexico" refers to the United States of Mexico.

"NASDAQ" refers to the National Association of Securities Dealers Automated Quotations, an information system operated by the National Association of Securities Dealers of the United States of America, which provides listings of the prices of securities that are traded outside of established securities exchanges (over-the-counter) by securities dealers.


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"Corporate purpose of Terra and the Subsidiary" refers to Internet services for the residential and "Small Office, Home Office" ("SOHO") segments, known as "ISP's" (Internet service providers), and a "Portal" (Internet site with integrated content, communication, community, and electronic commerce services, including both "business-to-consumer" and "consumer-to-consumer" services), Financial Information Services via Electronic Media (which shall be defined below) and "business-to-business" electronic commerce services, all of which services focus on residential, SOHO, financial, and corporate markets in Mexico.

"Parties" refers to the Seller and the Purchaser.

"Peso" or "pesos" refers to the legal tender of Mexico.

"Business Plan" refers to any plan or plans that have been or will be agreed to by Terra and TN concerning investments and the implementation of the Corporate Purpose of Terra and the Subsidiary. Said plan or plans shall include but shall not be limited to (i) the operating aspects of the business, (ii) publicity campaigns, (iii) the acquisition of the accounts of customers and other companies, and (iv) the financial requirements of the foregoing.

"Portal" refers to an integral Internet site that functions to provide Internet users with integrated content, communication, community, and electronic commerce services in the form of business-to-consumer or consumer-to-consumer services.

"Remaining Price" refers to the amount of US$220,000,000.00 (two hundred and twenty million dollars).

"Judicial Proceedings" shall have the meaning specified in Clause 3.10 hereof.

"Financial Information Services via Electronic Media" refers to information services (especially but not limited to news, prices and quotes, analyses and commentaries, tools, and databases) pertaining to the financial markets in which such information is gathered directly from the sources that generate them (stock exchanges, financial intermediaries, news agencies, etc.), which are processed and distributed via telecommunication networks and computer equipment.

"SOHO" or "Small Office, Home Office" refers to the segment of Internet users consisting of small offices or offices located in private homes.

"Subsidiary" shall have the meaning indicated in Statement I.A hereof.

"Direct Subsidiary" shall refer to any corporation whose shares are owned in at least ninety-nine percent (99%) by another corporation than the one to which this term refers.

"LIBOR Rate" refers to a simple annual interest rate equivalent to (i) the annual rate appearing on page 3750 of Telerate's screen (or on any page substituted therefor), as the compound rate offered for inter-bank deposits in London for the period of


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                                                                   Final Version

time closest to the period for which the rate is to be applied as shown below the heading "USD" at 11:00 AM (London time), two (2) Business Days before the date on which the New Remaining Price is to be paid; or (ii) if the rate specified in section (i) cannot be determined, then the annual rate equivalent to the arithmetic mean of the rates shown on the page called the "LIBO" page on the Reuters Money Rates Services Monitor (or any page substituted therefor) at approximately 11:00 AM (London time) two (2) Business Days before the date on which the New Remaining Price is to be paid.

"Telefonica, S.A." refers to Telefonica, S.A., a Spanish corporation, any subsidiary corporation or other subsidiary thereof, or any corporation held by Telefonica, S.A., the holder of shares representing the capital stock of TN.

"Terra" refers to Terra Networks Mexico, S.A. de C.V., a Mexican corporation formed in accordance with Notarial Document No. 6,232, which was executed before Eduardo Manautou Ayala, Notary Public No. 123 for the City of Monterrey, Nuevo Leon, on September 10, 1999. The first certified copy of that notarial document was duly recorded in the Public Registry of Real Estate and Commerce of the City of Monterrey, Nuevo Leon, under No. 2468, Page (no number), Vol. 431, Book No. 3, Second Ledger, Documents of Commercial Associations, Commercial Section.

"TN" and "Terra Networks" refers to Terra Networks S.A., a Spanish corporation whose line of business includes but is not limited to providing Internet access services (ISP), Portal services, Financial Information Services via Electronic Media (which shall be defined below) and "Business-to-Business" electronic commerce services, all of which focus on the residential, SOHO, financial, and corporate markets. This corporation seeks to effectuate an initial public offering and sale of its shares (IPO) and the subsequent listing of said shares on the Spanish Stock Exchanges, NASDAQ, or the stock exchanges of other countries.

"Dollar/Euro Exchange Rate" refers to the rate of exchange between the Dollar and the Euro, as published by the Banco de Espana [Bank of Spain] for any particular Business Day.

"Seller" shall have the meaning specified in the introductory paragraph hereof.

                                     CLAUSES

By virtue of the agreements and covenants set forth herein, the parties have agreed to the following terms and conditions:

FIRST CLAUSE: Purchase/Sale of Shares


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1.1     Sale of the Shares. Subject to the conditions precedent provided for in
        Clauses Seven and Eight hereof and the condition that the IPO occur during 1999, the Seller agrees to sell and the Purchaser agrees to buy 100% (one hundred percent) of the Shares, free and clear of any and all liens, encumbrances, or other burdens, along with each and every corporate and financial right inherent in said Shares.

1.2 Purchase Price of the Shares. The Purchaser agrees to pay the amount of US$235,000,000.00 (two hundred and thirty-five million dollars) in consideration of the Shares to be transferred to the Purchaser on the terms and conditions stated in the foregoing paragraph. The Purchaser agrees to pay said consideration by means of (i) delivery of the Advance Payment by the Purchaser, or for the Purchaser's account, to the Seller, at the same time as the signing of this Agreement, and by signing this Agreement, the Seller declares to have received to the Seller's complete satisfaction; and (ii) the delivery of the Remaining Price to the Seller on the terms and conditions hereof and at the same time as the transfer of the ownership of the Shares to the Purchaser, said Shares being free and clear of any and all liens, encumbrances, or other restriction on ownership, and once the conditions precedent to which the purchase/sale of the Shares are subject have been met.

SECOND CLAUSE: Form of Payment of the Purchase Price and Seller's Obligations

In consideration of the transfer of the ownership of the Shares on the terms and conditions hereof, besides having made the Advance Payment to the Seller's complete satisfaction, the Purchaser hereby agrees to pay the Seller the Remaining Price in the following manner:

2.1 Term for Effectuating the Payment. The Purchaser agrees to pay the Remaining Price, on the terms and conditions hereof, on the Closing Date and at the same time that the ownership of the Shares is transferred to the Purchaser as provided for in Clause Five hereof.

2.2 Remaining Price to be Paid. The Purchaser agrees to pay the Remaining Price on the Closing Date by transferring to the Seller immediately available funds in Dollars. Said payment shall be made to the account designated by the Seller in writing for this purpose.

2.3 Shares in Escrow as Warranty of Performance. In order to warrant the Seller's performance of (i) the Seller's obligation to transfer ownership of the Shares to the Purchaser upon the Closing in accordance with the terms and conditions hereof, and (ii) the Seller's obligation to reimburse the Advance Payment to the Purchaser in the event provided for in the last paragraph of Clause Seven hereof, the Parties are executing the Share Escrow Agreement at the same time that they execute this Agreement. By means of the Share Escrow Agreement, stock certificate


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        no. 2-A is being delivered to the Purchaser in escrow. Said stock certificate represents fifty percent (50%) of the Series A shares issued by Terra for the purpose of the capital increase described in Recital I B hereof and was duly endorsed as a warranty to the Purchaser or TN. Thus, said shares are in escrow for the purpose of warranting the obligations specified herein until the Closing Date, on which the ownership of said shares shall be delivered to the Purchaser. The escrow arrangement agreed to herein shall in no way limit any other right of the Purchaser to demand the Seller's performance of Seller's obligations in accordance herewith and subject to the applicable laws.

2.4 Delay in Closing. If the Closing is not effectuated during the period specified in Clause 5.1 hereof for any reason attributable to the Purchaser, then the Purchaser shall pay the Seller default interest calculated on the basis of the Remaining Price and determined by applying the LIBOR Rate plus six (6) points during the default period. If the Closing is not effectuated during the period specified in Clause
        5.1 for any reason attributable to the Seller, then the Seller shall reimburse the Purchaser for any and all damages the Purchaser incurs as a result of said default.

THIRD CLAUSE: Sellers' Representations and Warranties

On this date, the Seller hereby represents and warrants the following:

3.1 Ownership of the Shares. The Seller is and until the Closing Date shall be the sole lawful owner of the Shares, which the Seller has subscribed and fully paid up and are free of any and all liens, encumbrances, or restrictions, except the restrictions imposed on the terms and conditions hereof. Furthermore, at the moment in which the Shares are delivered in the manner provided for herein, the Purchaser shall acquire the full and irrevocable ownership of said Shares, free and clear of any and all liens, encumbrances, or restrictions.

3.2 Formation. Terra and the Subsidiary are duly formed corporations existing validly and in compliance with the laws of the Republic of Mexico and the state and county in which they are domiciled.

3.3 Powers, Authorizations, and Licenses. The Subsidiary has all of the powers, authorizations, and licenses that are necessary in order to carry out the business forming the Corporate Purpose of Terra and the Subsidiary.

3.4 Necessary Assets to Carry out the Business Forming the Corporate Purpose of Terra and the Subsidiary. The Subsidiary has full ownership; free and clear of any liens, of all of the tangible and intangible assets specified in List 3.4, which is attached hereto, as well as all other tangible and intangible assets that are necessary in order to carry out the business forming the Corporate Purpose of Terra and the Subsidiary (hereinafter referred to as the "Necessary Assets"). The Subsidiary has said ownership as of the date hereof.


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3.5     Necessary Agreements to Carry out the Corporate Purpose of Terra and the
        Subsidiary. The Subsidiary has duly completed the legal formalities pertaining to the execution of all of the agreements, contracts, and other proceedings described in List 3.5, which is attached hereto, as well as all other agreements, contracts, and other proceedings that are necessary for the purpose of carrying out the Corporate Purpose of Terra and the Subsidiary (hereinafter referred to as the "Necessary Agreements"). All such agreements are in full force and effect as of the date of the signing hereof, and the Subsidiary has not breached or defaulted on any of them.

3.6 Corporate Power. The Subsidiary has the powers and authorities that are necessary in order to execute and perform each and every one of the Necessary Agreements, as well as to carry out the transactions provided for thereby. The Subsidiary's execution, completion of the legal formalities, and performance of each and every one of the Necessary Agreements have been duly authorized by all of the corporate resolutions that may be required.

3.7 Capital Stock. The shares of Terra and the Subsidiary that have been issued and are outstanding are solely those specified in List 3.7 hereof. Moreover, said shares have been issued effectively, are fully subscribed and paid up, and are free of any and all liens. Except for the rights created in accordance herewith, there are no pending options, warranties, other rights (including rights of conversion or first refusal), or any agreements for the purchase or acquisition of the Shares.

3.8 Registered Holders of the Shares. As evidenced in the Shareholders' Register of Terra on the date hereof and on the Closing Date, all of Terra's shares are the property of and are registered in the name of the Purchaser and The Seller in the amounts indicated beside the name of each of these parties in List 3.8 hereof.

3.9 Subsidiaries. Terra is the owner of all but one of the shares representing the capital stock of the Subsidiary. Said shares are fully subscribed and paid up and are free and clear of any and all liens and encumbrances. Except for the corporations identified in List 3.9 hereof, the Subsidiary has no other subsidiaries, does not own shares in any other corporation, and is not a partner or associate of any professional partnership, charitable or non-profit organization, or joint venture entity.

3.10 Ongoing Litigation. With the exception of those cases indicated in List 3.10, no actions, lawsuits, or governmental, judicial, employment-related, tax, administrative, or arbitration proceedings ("Judicial Proceedings") are in progress or have been threatened against or regarding Terra or the Subsidiary.

3.11 Lists Concerning the Business Forming the Corporate Purpose of Terra and the Subsidiary. On the date hereof, the Seller has delivered or made available to the Purchaser (a) complete, correct, and detailed


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        lists in a manner and format that the Purchaser finds reasonably acceptable, describing--with respect to the Business Forming the Corporate Purpose of Terra and the Subsidiary--the property, assets, and liabilities of Terra and the Subsidiary, as well as each and every one of the items in the categories mentioned below, and (b) true and complete copies of the documents and other materials referred to in said lists:

3.11.1 List 3.11.1 Agreements, contracts, commitments, and offers pending as of this date (other than those specified in List 3.11.4), including but not limited to standing purchase orders with suppliers, as well as pending purchase orders; leases (other than those specified in List 3.11.8), sureties for leases; licenses, franchises, distribution contracts, commercial agency contracts, service contracts, agency contracts, or any other contract; and furthermore including, with respect to each and every one of the items contained in each category mentioned above, a specification as to whether the consent of any third party is required in order to carry out the transactions envisioned hereby;

3.11.2 List 3.11.2 List of the tangible assets that are the property of Terra and the Subsidiary (other than those specified in List 3.11.8), including equipment, tools, furnishings and fittings, furniture, improvements, vehicles, as well as buildings and accessories, with a description of the location of said assets;

3.11.3 List 3.11.3 A summary of (a) any and all insurance policies in force (other than those to be specified in List 3.11.4) and without limiting the scope thereof, any and all insurance policies that cover the civil liability of the Subsidiary, its personnel, properties, buildings, machinery, furniture, accessories, and operations, indicating for each policy the name of the insurer, type of coverage, term of the policy, liability limits, and annual premium, and (b) any and all claims pending for Terra and the Subsidiary concerning any damages or losses with respect to goods or revenues of which notice has been given to the insurers.

3.11.4  List 3.11.4 Regarding the Subsidiary's employees:

      A. The name, current annual compensation (including bonuses and commissions), position, current base-salary wage scale, bonuses received, separation payments received, and leave pay for each and every one of the Subsidiary's current employees; organizational charts pertaining to the Subsidiary; collective bargaining agreements, or contracts involving any other employment relationship, whether oral or written; service contracts, management contracts, consulting contracts, as well as confidentiality agreements or other agreements that protect the Subsidiary's systems, procedures, or data, whether oral or


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            written; any and all employee manuals; and any and all reports and/or plans that have been developed or adopted in accordance with the applicable labor laws.

      B. Any employee benefit plan, profit-sharing plan, stock acquisition plan, stock option plan, benefit plan, bonus plan, retirement plan, and any other agreement, plan, or arrangement for deferred compensation, whether sponsored or maintained by the Subsidiary or to which the Subsidiary makes contributions;

      C. The value of the Subsidiary's retirement liabilities that are not covered, including health protection, and that are derived from any plan, fund, or arrangement pertaining to those indicated in subsections (A), (B), or (C) of this Clause; and

      D. Copies of all collective bargaining agreements to which the Subsidiary is a party.

3.11.5 List 3.11.5 Reimbursable deposits, prepaid expenses, and deferred charges pertaining to the Subsidiary.

3.11.6 List 3.11.6 Any and all loans or advance payments granted by the Subsidiary to any person;

3.11.7 List 3.11.7 Liens, encumbrances, restrictions, claims, and warranties regarding the business, assets, and property of the Subsidiary.

3.11.8 List 3.11.8 Each and every piece of real estate leased by the Subsidiary.

3.11.9 List 3.11.9 Trademark registrations, applications, and notices of violations thereof, service mark registrations (the list shall include but shall not be limited to an indication of the period of use of each trademark and service mark, identification of the product or products on which each of the trademarks and service marks are used, as well as the registration numbers, recording and renewal dates, and dates of declaration of use), patents and patent applications, copyrights and copyright applications (including information on the expiration dates of all of the above, if applicable), currently constituting the property, in whole or in part, of the Subsidiary; as well as all trademark licenses, service mark licenses, copyright licenses, royalty agreements, patent licenses, assignments, conferrals, and agreements with employees or third parties related in whole or in part to the disclosure, assignment, registration, or granting of trademarks, service marks,


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                                                                   Final Version

        copyrights, inventions, discoveries, improvements, processes, formulas, trade secrets, or other information pertaining to the Subsidiary.

3.11.10 List 3.11.10 Any and all ongoing lawsuits, governmental or regulatory proceedings, or labor disputes involve or might involve the Subsidiary's board members or officers.

3.11.11 List 3.11.11 All federal, state, and local licenses and permits, as well as those from foreign governments, that are necessary in order to carry out the business forming the Subsidiary's Corporate Purpose or for the purposes of using and occupying the real estate owned by the Subsidiary or the properties leased thereby ("Permits"); all authorizations, orders, federal, state, and local, foreign, and court decrees that relate to the Subsidiary, pursuant to which the Subsidiary operates or is bound; all inspection reports concerning the Subsidiary and its properties as of this date, in accordance with all applicable laws and regulations, whether federal, state, or local, regarding health and safety; as well as copies of everything mentioned above and the corresponding applications;

3.11.12 List 3.11.12 Any and all loans or credits extended to the Subsidiary by any national or foreign lending institution or any other third party, along with a specification as to whether the consent of any third party is required in order to carry out the transactions envisioned hereby;

3.12 There are no liens. Except as indicated in List 3.12, the Subsidiary is the lawful owner of all of its properties (other than Real Estate), assets, and other entitlements that do not constitute real estate, free and clear of any liens and encumbrances.

3.13 Real Estate. Except as indicated in List 3.13, all buildings, constructions, improvements, and accessories that are used in order to carry out the business forming the Subsidiary's Corporate Purpose and are owned or leased by the Subsidiary are in sufficiently good order and repair to allow the business forming said Corporate Purpose to continue to be carried out in a manner consistent with past practices. Moreover, normal wear and tear excepted, there are no defects in said buildings, constructions, improvements, and accessories that would hinder their daily use by the Purchaser or subject the Purchaser to any liability under the applicable laws.

3.14    Financial Statements.

3.14.1 The Seller has provided the Purchaser with a copy of the most recent audited balance sheets, income statements, shareholders' equity statements and cash flow statements of the Subsidiary (collectively referred to as the "Financial Statements"), on a consolidated basis with respect to each of said Financial Statements. Unless otherwise indicated


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                                                                   Final Version

        therein, said financial statements were complete and correct, were developed in accordance with the generally accepted accounting principles in Mexico, were used consistently during the periods indicated, and fairly reflect the financial situation of the Subsidiary on said dates;

3.14.2 There are no liabilities, debts, obligations, or claims of any kind against the Subsidiary, whether absolute or contingent, with the exception of (i) to the extent indicated or for which there is a reserve in the Subsidiary's balance sheet on June 30, 1999; (ii) any liabilities, debts, obligations, or claims specifically described and identified as an exception to this section in any of the Lists delivered to the Purchaser in accordance herewith; (iii) any liabilities, debts, obligations, or claims that have been incurred as of June 30, 1999 in the Subsidiary 's normal course of business and that are consistent with past practices; or (iv) pending purchase or sale orders or contracts for the delivery of services in the normal course of business, provided that Terra or Subsidiary is not in breach of any of them.

3.14.3 The Seller has provided the Purchaser with a copy of Terra's balance sheet as of the date of the execution hereof. Said balance sheet was duly certified by the Subsidiary's Manager of Finance and accurately reflects Terra's financial status immediately prior to the execution hereof.

3.15 Tax Issues. For purposes of this Agreement, "Tax or Taxes" shall refer to any income, gross revenue, profit, franchise, license, transfer, sales, use, ad valorem, customs, payroll, withholding, employment, occupation, property (real estate or chattels), use or value-added tax, as well as other taxes, rights, fees, contributions, or withholdings, including but not limited to Social Security taxes, Retirement Savings System, and Infonavit [National Institute for Workers' Housing] (including interest, penalties, and additions to such items).

3.16    Except as indicated in List 3.16:

      3.16.1 All Income Tax Returns have been submitted timely;

      3.16.2 All Taxes indicated on the Income Tax Returns have been paid timely;

      3.16.3 The Income Tax Returns accurately and completely reflect the facts regarding the revenues, properties, operations, and status of any entity that must appear thereon;


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                                                                   Final Version

      3.16.4 The charges, accumulations, and reserves for Taxes owed or accrued but not yet payable with respect to the Subsidiary's revenues, properties, or operations as indicated in the Subsidiary's records are sufficient to cover said Taxes;

      3.16.5 Concerning Taxes on the Subsidiary 's revenues, properties, or operations, there are no actions, lawsuits, proceedings, audits, or claims in progress; nor are there, to the best of the Seller's knowledge and belief, any investigations in progress concerning such Taxes.

      3.16.6 There are no agreements to extend the period for imposing the Taxes affecting the Subsidiary's revenues, properties, or operations.

      3.16.7 All Income Tax Returns corresponding to the fiscal years ending on or before December 31, 1998 have been audited for tax purposes or are Statements with respect to which the statute of limitations has expired once the applicable extensions and waivers have been rendered effective;

      3.16.8 All Taxes pertaining to the Subsidiary have been covered or paid, and no situation has arisen as a result of the audits for which the application of similar principles would lead one to consider the possibility of any tax claim for any year that has not been audited.

3.17 Employment-related Matters. Each of the following facts is true for each of the plans, funds, or arrangements that are indicated or are to be indicated in List 3.11.4:

      3.17.1 The Financial Statements reflect all employment-related liabilities derived from each of said plans, funds, or schemes in accordance with the applicable laws and regulations;

      3.17.2 All plans and schemes have been accorded a favorable resolution under the applicable laws;

      3.17.3 No actions, lawsuits, or claims against the Subsidiary (other than normal benefit-related claims that arise in the normal course of business) are ongoing, nor, to the best of the Seller's knowledge and belief, have any been threatened. Moreover, the Seller has no knowledge of any facts that might give rise to such actions, lawsuits, or claims (other than normal benefit-related claims that arise in the normal course of business).

      3.17.4 The execution and performance of this Agreement by the Seller, and the completion of the transactions provided for hereunder, shall not give rise to any obligations or liabilities (concerning benefits


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

                                                                   Final Version

             received or otherwise) under such plans, funds, or schemes, vis-a-vis the employees or former employees of the Subsidiary;

      3.17.5 The Subsidiary has complied with all applicable laws and collective bargaining agreements concerning employment-related matters and practices, terms and conditions of employment, salaries, hours of work, as well as workplace safety and health. The Subsidiary does not engage in any improper employment practices within the meaning of the Federal Labor Act in its amended form. Moreover, there are no actions, lawsuits, or legal, administrative, arbitration, or other proceedings in progress; nor, to the best of the Seller's knowledge and belief, have any been threatened. To the best of the Seller's knowledge and belief, no investigations are ongoing or have been threatened against the Subsidiary concerning the foregoing, nor, to the best of the Seller's knowledge and belief, do any grounds exist for any action, lawsuit, or legal, administrative, arbitration, or other proceeding or governmental investigation;

      3.17.6 Currently, there are no workers' strikes, labor disputes, go-slows, or work stoppages, nor, to the best of the Sellers' knowledge and belief, have any been threatened against the Subsidiary;

      3.17.7 Currently, no grievance or arbitration proceedings derived from or in accordance with any collective bargaining agreements exist against the Subsidiary, nor are there any grounds for any such claims;

      3.17.8 The Subsidiary has not experienced any organized work stoppages in the past three years.

3.18  Intellectual Property. Except as indicated in List 3.18:

      3.18.1 The patents, trademarks, service marks, copyrights, licenses, business names, assignments, conferrals, agreements, and contracts indicated in List 3.11.9 are valid;

      3.18.2 Said trademark registrations, service mark registrations, copyright registrations, and patents have been duly issued and have not been canceled, abandoned, or terminated in any other manner;

      3.18.3 Said trademark applications, service mark applications, copyrights, and patent applications have been duly submitted. The Subsidiary is not in breach of any licenses or agreements; and

      3.18.4 Said licenses and agreements are binding subject to the terms thereof. Except as indicated in List 3.11.9, none of the processes that are currently used by the Subsidiary, nor any of the properties, or products


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                                                                   Final Version

             contracted for or sold by the Subsidiary, nor any of the trademarks, business slogans, labels, or other designations or copyrights used by the Subsidiary violate the rights of any other person or entity. Moreover, the Subsidiary has not received notice to the contrary.

3.19 Accounts Receivable. The accounts receivable that appear on the Subsidiary's consolidated balance sheet on June 30, 1999, as well as all accounts receivable created as of said date, represent and shall continue to represent valid liabilities in favor of the Subsidiary, to the extent established in List 3.19 hereof.

3.20 Inventory. Except as indicated in List 3.20, the Subsidiary's inventories of work materials or otherwise are in good condition and conform to the applicable specifications and warranties in every way.

3.21 Equipment. The Subsidiary's equipment and other tangible physical assets are in good functioning order. Normal wear and tear excepted, they are in use and are useful to the Subsidiary's business at its current activity level. Moreover, they are in sufficiently good functioning condition to carry out the business forming the Subsidiary's Corporate Purpose as the Subsidiary is carrying it out currently.

3.22 No Significant Changes. Except as indicated in List 3.22, between June 30, 1999 and the execution date hereof, there has not been any significant adverse change in the Subsidiary's financial situation, assets, liabilities (fixed, contingent, or otherwise), operating results, business, or business prospects that would cause the Subsidiary to assume different liabilities or liabilities other than those the Subsidiary has vis-a-vis the Purchaser or Telefonica, S.A.

3.23 Absence of Changes or Events. Except as indicated in List 3.23, between June 30, 1999 and the execution date hereof, the Subsidiary has complied with its corporate purpose exclusively in the normal course of business. Furthermore, the Subsidiary has not:

      3.23.1 Incurred any absolute, accrued, contingent, or other obligations or liabilities, whether owing now or in the future, for a total amount exceeding US$1,000,000.00 (one million dollars), except for liabilities or obligations that have been incurred in the normal course of business and are consistent with the Subsidiary's usual practices, unless otherwise agreed upon by the Parties in a faxed message confirmed in writing.

      3.23.2 Mortgaged or pledged the Subsidiary's property, businesses, or assets, whether tangible or intangible, or subjected them to any liens, charges, guarantees, or other encumbrances or restrictions;


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                                                                   Final Version

      3.23.3 Sold, transferred, or leased its assets to any third parties or otherwise alienated any of the Subsidiary's Necessary Assets;

      3.23.4 Suffered any damages, destruction, or losses (whether covered by insurance or not) that have adversely affected the Subsidiary's business or prospects;

      3.23.5 Effected any capital expenditures or capital additions or improvements, or committed to effecting any of the foregoing, in an amount exceeding US $1,000,000.00 (one million dollars), unless otherwise agreed upon by the Parties in a faxed message confirmed in writing.

      3.23.6 Suffered or been threatened with the possibility of being adversely affected by any strikes, work stoppages, go-slows, or lockouts;

      3.23.7 Initiated any lawsuits, actions, or proceedings before any courts or governmental offices with respect to its property, nor has the Subsidiary waived or given up any rights that are valuable to the Subsidiary, with the exception of the lawsuits initiated and the waivers and commitments granted in the normal course of business and in a manner consistent with its usual practices;

      3.23.8 Declared or paid any dividends or made any capital or capital surplus payments, nor has the Subsidiary redeemed, purchased, or acquired any shares of its own capital stock, either directly or indirectly;

      3.23.9 Increased the compensation of the Subsidiary's officers, employees, or agents, either directly or indirectly, through bonuses, pension plans, distributions of dividends, deferred compensation, savings, insurance, retirement, or any other employee compensation plan, aside from reasonable amounts in the normal course of business.

      3.23.10 Hired any employee, officer, agent, or clerk from Terra.

3.24 No Breach. Except as indicated in List 3.24, all of the Necessary Agreements were duly executed in the normal course of business. None of the following exist under any contract:

      3.24.1 Material breach by the Subsidiary, or, to the best of the Seller's knowledge and belief, by any other party thereto; or

      3.24.2 Any event which, after notice thereof has been provided or the time has lapsed or both, would constitute a breach by the Subsidiary, or, to the best of the Seller's knowledge and belief, by any other party, which


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                                                                   Final Version

              would result in a right of acceleration or would result in the loss of the rights against the Subsidiary;

3.25 Suspension of Business. The Subsidiary has not been subjected to any suspension of business or work.

3.26 Consent. Except as indicated in Clause 5.6 and List 3.26, no consent, approval, or authorization from any governmental or regulatory agency, nor any statement, registration, or record with any such agency is required for purposes of executing , delivering, and performing this Agreement or carrying out the transactions provided for herein. Except as indicated in List 3.26, no consent is required from any person in order to carry out the transactions provided for herein, including but not limited to consent from any parties involved in loans, contracts, leases, or any other agreements.

3.27 Specific Interests. Except as indicated in List 3.27, neither the members of the Board nor the officers or managers of the Subsidiary have any rights to the Subsidiary's chattel or real estate or other tangible or intangible property, including but not limited to the Subsidiary's inventions, patents, trademarks, or business slogans.

3.28 Compliance with Laws. Except as indicated in List 3.28, the Subsidiary has all of the Permits that are necessary in order to carry out its business as it carries out said business currently or in the manner planned for the future. All of said Permits are in full force and are producing effects. The Subsidiary is in compliance with the respective terms and conditions of such Permits. The Subsidiary has complied with all applicable laws, statutes, rules, regulations, judgments, orders, bills, exemptions, and decrees, whether state or local, from the governmental, judicial, or administrative authorities having jurisdiction over the Subsidiary, its property, assets or business (referred to collectively as "Legal Requirements"). The transactions provided for herein shall not infringe on the Legal Requirements or require the consent, approval, authorization order of the states or the governmental or public authorities, except for any notice, consent, or approval that has already been obtained or shall be obtained before the Closing Date and is indicated in List 3.28.

3.29 Payment of Dividends. From June 30, 1999 until the date hereof, there has not been nor shall there be any announcement or payment of dividends or distribution of any kind to the Subsidiary's shareholders.

3.30 Articles of Incorporation, Bylaws, Books, and Registers of the Subsidiary and Terra. The Purchaser has been provided with true and complete copies of the Articles of Incorporation, along with proof of the necessary registrations, and the Bylaws of the Subsidiary and Terra. The Subsidiary's books and registers have been kept in accordance with the applicable laws.


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                                                                   Final Version

3.31 Declarations and Warranties. The declarations and warranties made by the Seller in this Agreement, including the attached Lists and the declarations made in the documents (including but not limited to financial statements, certifications, or other writings that the Seller or Terra has delivered or will deliver to the Purchaser or any of its representatives in accordance with the provisions hereof or in connection with the transactions provided for hereby) do not and shall not include any false declarations, nor do they or shall they omit any important and necessary facts in light of the circumstances under which they were accomplished, so that the declarations contained herein or in said documents are not deceptive, and they shall continue to be true until the date hereof.

FOURTH CLAUSE: Declarations and Warranties of the Purchaser and TN

The Purchaser and TN hereby declare and warrant that on the date hereof and on the Closing Date:

4.1 Formation. The Purchaser is a duly formed corporation existing validly and in compliance with the laws of Spain.

4.2 Corporate Power. The Purchaser has the corporate powers and authorities that are necessary in order to execute and perform each and every one of the agreements to which the Purchaser is a party, as well as to carry out the transactions provided for by this Agreement and those mentioned above in this paragraph. The Purchaser's signing, delivery, and performance of each and every one of the agreements have been duly authorized by all of the corporate resolutions that were required on the part of the Purchaser. Each and every one of the agreements has been duly signed and delivered by the Purchaser and constitutes a valid and legally binding obligation on the Purchaser that is enforceable in accordance with its terms, unless said enforceability were to be limited by bankruptcy, insolvency, restructuring, or similar rights that would generally affect the rights of creditors, or by principles of equity in general.

4.3 No Restrictions. The Purchaser is not a party to any significant agreement or any judgment, award, order, bill, exemption, or decree, nor is the Purchaser subject to or bound by any of the foregoing, from any court or governmental or arbitration body, which might come into conflict with or be violated by the Purchaser's signing, delivery, or performance of the agreements, or which might hinder the fulfillment thereof. If applicable, any consent required from any third party shall be obtained before the Closing Date.

4.4   Best Efforts for IPO. TN has made its best efforts to carry out the IPO.

FIFTH CLAUSE: Closing Date

For purposes of this Agreement, the Closing Date shall be understood to be the Business Day on which the Closing is carried out as set forth below:


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                                                                   Final Version

5.1 Closing Date. If the Purchaser is of the opinion that TN shall reasonably carry out the IPO before December 31, 1999, and provided that the other conditions precedent to which the obligations of the Purchaser and the Seller are subject in accordance with Clauses Seven and Eight hereof, respectively, have also been met before December 31, 1999, then the Purchaser shall notify the Seller of the tentative date on which the IPO is to be carried out so that the Closing is carried out at the same time as the IPO, provided that the IPO is effectively carried out before December 31, 1999.

5.2 Termination of the Agreement and the Purchase/Sale. If the IPO is canceled for any reason and the Closing is not carried out on the terms and conditions hereof, then regardless of whether the Purchaser receives notice, the Agreement and the purchase/sale shall be terminated automatically. Said termination shall not result in any liability for the parties.

If the Closing fails to occur as provided for in the prior paragraph, then the parties shall be relieved of their obligations and shall return any and all benefits that they have received from one another in connection with the execution hereof, except for the Advance Payment, which the Seller shall keep.

5.3 Place of Closing. The Closing shall take place at the Purchaser's offices in Madrid, Spain, or at any other location agreed upon by the Purchaser and the Seller in writing.

5.4 Documents to be Delivered by the Seller. On the Closing Date, the Seller shall deliver to the Purchaser:

      5.4.1 The certificates representing the Shares, which shall be duly endorsed to the Purchaser's name, provided that the Purchaser pays any Remaining Price at the same time;

      5.4.2 A certified copy of the corresponding entry in the Shareholders' Register of Terra, which shall reflect the ownership and registration of the Shares in the Purchaser's name;

      5.4.3 Any and all other documents that must be delivered to the Purchaser in accordance with the terms and conditions hereof; and

      5.4.4 The advisory opinion of the Seller's legal consultants on the terms of Exhibit B, which, having been signed by the parties, is now attached hereto.

5.5 Documents to be Delivered by the Purchaser. On the Closing Date, the Purchaser shall deliver to the Seller or shall see to it that the Seller receives:


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                                                                   Final Version

      5.5.1 Proof of payment of any part of the Remaining Price, which, if applicable, shall be paid in cash on the terms and conditions specified in Clause Two hereof.

      5.5.2 Any and all other documents that must be delivered by the Purchaser on or before the Closing Date in accordance with the terms and conditions hereof; and

      5.5.3 The advisory opinion of the Purchaser's legal consultants on the terms of Exhibit C, which, having been signed by the parties, is now attached hereto.

5.6 Mexican Federal Antitrust Commission. On the Closing Date, the application addressed to the Mexican Federal Antitrust Commission shall be submitted to that Commission. Said application shall request that the Commission not object to the purchase/sale of the shares forming the subject of this Agreement. The Seller and the Purchaser shall cooperate in making said application and dealing with the formalities thereof. Both parties hereby agree to make their best efforts for this purpose.

SIXTH CLAUSE - Conducting Business before the Closing Date

The Seller, TN, and the Buyer agree that, between the date of this document and the Closing Date, they will make their best efforts and fully cooperate to jointly ensure that the Business which is the [corporate] Purpose of Terra and the Subsidiary continues in operation, thrives, and is carried out in the best possible manner. The Buyer agrees to ensure that TN complies with the above obligation as if it were an obligation of TN itself, and to ensure that TN and/or Telefonica, S.A. grant the loans required by Terra and the Subsidiary to fund the Business Plan agreed to by TN and Terra; the Buyer declares that TN is aware of and has internally approved the actions and loans in question.

SEVENTH CLAUSE. - Conditions that Suspend the Buyer's Obligations

The Buyer shall not be required to carry out the transactions provided for by this Contract if the following conditions are not satisfied:

      7.1 All steps taken in connection with the transactions provided for herein, and all instruments and documents required in connection with or incidental to them, are executed, in manner and substance, [in a way that is] satisfactory to the Buyer.

      7.2 Except for the changes that are provided for or permitted in some other way by this Contract, it will have been determined on the Closing date that the Seller's declarations and guarantees contained in this Contract or in any certification or document provided to the Buyer pursuant to it, were essentially true on the date this Contract was signed, and the Seller and an authorized official of Terra and of the Subsidiary have signed and provided certifications to that effect.


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                                                                   Final Version

      7.3 The Seller has executed and complied with all the agreements and conditions that this contract requires were executed or complied with by it [sic] not later than the Closing date, and an authorized official of the Seller has signed and turned over a certification to that effect.

      7.4 The Buyer has been provided an opinion, dated on the date this document is signed, by the Seller's legal advisors, substantially in the format attached to this Contract as Exhibit B.

      7.5 There is no judicial action, lawsuit, or proceeding pending before any court or governmental or regulatory authority; no governmental or regulatory authority has initiated any investigation, nor has there been a threat of any judicial action, lawsuit, or proceeding by any governmental or regulatory authority against the Buyer, TN, Terra, the Subsidiary, or any of the managers, officials, or advisors of any of them, seeking to restrict, prevent, or change the transactions covered under this document or to question the legality or validity of any of such transactions or attempt to petition for damages in connection with any of said transactions.

      7.6 Except the routine notifications and registrations that must be made after the Closing Date, all the third party consents, including, but not limited to, [those of] governmental authorities, and all the registrations and notifications of governmental authorities, regulatory agencies, or other entities that govern the businesses of the Buyer, TN, Terra, and the Subsidiary that are necessary on the part of the Buyer, TN, Terra, and the Subsidiary for the signing and performance of this Contract and to carry out the transactions provided for by it and so that, after the date this document is signed, operation of the businesses of Terra and the Subsidiary would continue substantially the same as before, have been obtained or executed.

      7.7 On or before the Closing Date, it will be verified that between June 30, 1999, and the date this document is signed:

            7.7.1 There have been no significant adverse changes in the financial status of the Subsidiary, assets, liabilities other than those held with the Buyer or the affiliate or subsidiary the Buyer designates (contingent or other), results of operations, transactions, or prospects for the Subsidiary's transactions.

            7.7.2 There have been no significant adverse changes in relations between the Subsidiary and that of its clients in general for reasons imputable to the Seller.


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                                                                   Final Version

      7.8 On the Closing Date, it shall be verified that on the date of this document:

            7.8.1 The Subsidiary has the rights to a minimum of between 35,000 and 45,000 subscriber accounts, with the understanding that between 20,000 and 25,000 will be its own and between 15,000 and 20,000 will be subscribers of franchise holders.

            7.8.2 The Subsidiary has a monthly volume of between 25,000,000 and
                  30,000,000 page views through its portal known as "www.infosel.com."

If, for reasons imputable to the Seller, any of the suspensive conditions referred to in this Clause are not fulfilled, and as a result, Closing or the forced closing provided for in Clause 5.7 [sic] of this Contract cannot be accomplished, the Seller shall be required to refund the Advance to the Buyer within five (5) Business Days of the date on which Terra repays or reimburses the Seller for the Shares in an amount equivalent to the amount of the Advance.

EIGHTH CLAUSE - Conditions that Suspend the Seller's Obligations

The Seller shall not be obligated to carry out the transactions provided for by this document if the following conditions are not satisfied:

      8.1 Steps. All steps taken in connection with the transactions provided for herein, and all the instruments and documents required in connection with or incidental to them, are executed, in form and substance, [in a way that is] satisfactory to the Seller.

      8.2 Truth of Declarations and Guarantees. Except for the changes that are provided for or permitted in some other way by this Contract, the declarations and guarantees of the Buyer and TN contained in this Contract or in any other certification or document provided to the Seller in accordance with it, shall be, essentially, equally valid and applicable on the Closing Date, inclusive [sic], and shall, at that time, be essentially true; the Buyer shall have executed and complied with all agreements and conditions this Contract requires were executed or complied with by it [sic] on or before the Closing Date; and an authorized official of the Buyer has signed and turned over a certification to that effect.

      8.3 Consents. All third party consents, including but not limited to [those of] governmental authorities, plus all the registrations with and notifications of governmental authorities, regulatory agencies, or other entities that govern the businesses of the Buyer and TN, necessary on the part of the Buyer and TN for the signing and performance of this Contract and to carry out the transactions provided for by it, have been obtained or executed.


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                                                                   Final Version

      8.4 On the Closing Date, TN's capital stock and issue premium are in the range of $400,000,000 to $450,000,000, as certified in writing by an authorized TM official.

      8.5 The Seller has been provided an opinion dated on the date this document is signed, by the Buyer's legal advisors, substantially in the format attached to this Contract as Exhibit C.

NINTH CLAUSE - Indemnification by the Seller.

The Seller, by means of this document, agrees to defend, indemnify, and hold the Buyer and its successors and assignees harmless with respect to:

      9.1 Each and every one of the losses, costs, liabilities, damages, or deficiencies resulting from any:

            9.1.1. False declaration or violation of guarantees, agreements, or commitments under this document by the Seller;

            9.1.2. Non-compliance by the Seller or the Subsidiary with any commitment or other agreement or obligation under this Contract;

      9.2 Each and every one of the obligations, petitions, decisions, damages, legal actions, causes of action, injuries, liabilities, or losses, penalties, costs and expenses, regardless of their nature, losses of life, injuries to persons and property or damages to natural resources caused by the Seller's acts or omissions.

      9.3 Claims for services rendered before the date of this document, to the extent that the amounts exceed the reserves reflected in the Subsidiary's books up until that time;

      9.4 Inability to cover the accounts receivable to the extent established in List 3.19 of this Contract within 120 days of the signing date.

      9.5 All obligations of the Subsidiary that are not set forth in the Subsidiary's books, whether known on this date or not; with the understanding, however, that if any claim, liability, petition, establishment of damages, legal action, lawsuit, or proceeding is enforced against the Buyer or any of its successors or assignees with respect to which the Buyer or any of its successors or assignees intends to seek indemnification ("Indemnified Claims"), the Buyer shall notify the Seller thereof. As soon as it receives such notice, the Seller shall have the right to assume control of the challenge, settlement, or resolution of


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

                                                                   Final Version

            any of such Indemnified Claims, including costs and expenses, hiring legal advisors that are reasonably satisfactory to the Buyer, with the understanding, however, that if the Seller has exercised its right to assume such control, the Buyer may, at its sole discretion, hire legal advisors to represent it (in addition to the legal advisors hired by the Seller and, in this case, at its sole expense) in any of said cases, and in that case, the legal advisors designated by the Seller shall be obligated to cooperate with the Buyer's legal advisors in such challenge, settlement, or resolution; and with the further understanding that the Seller's obligation to indemnify pursuant to Clause 10 of this Contract shall only be effective if all those losses, damages, deficiencies, debts, liabilities, costs, and expenses which arise under this Contract with respect to the items stipulated in the Ninth Clause exceed
            US$ 75,000.00 (seventy-five thousand dollars), and then the Buyer would have the right to recover the entire amount of the damages suffered by the Buyer exceeding that amount ("Indemnified Damages").

      9.6 Indemnifications of the Seller, as stipulated in this Clause, shall not be affected in any way by any reference made in this Contract to the declarations and guarantees made "to the Seller's knowledge and belief" or "to the best of the Seller's knowledge and belief."

TENTH CLAUSE - Indemnification by the Buyer.

The Buyer, by means of this document, agrees to defend, indemnify, and hold the Seller and its [successors] and assignees harmless with respect to and against any costs, liabilities, and damages resulting from:

      10.1 Each and every one of the losses, costs, liabilities, damages, or deficiencies resulting from any:

            10.1.1 False declaration or violation of guarantees, agreements, or commitments under this Contract, by the Buyer or TN; and

            10.1.2 Non-compliance by the Buyer with any commitment or other agreement or obligation under this Contract;

      10.2 Each and every one of the legal actions, lawsuits, proceedings, claims, liabilities, petitions, establishment of damages, decisions, costs and expenses, including reasonable attorneys fees, incidental to any of the above or such indemnification; with the understanding, however, that if any claim, liability, petition, establishment of damages, judicial action, lawsuit, or proceeding is enforced against the Seller or any of


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                                                                   Final Version

            its assignees with respect to which the Seller or any of its assignees intends to seek indemnification ("Indemnified Claims"), the Seller shall notify the Buyer thereof. As soon as it receives such notice, the Buyer shall have the right to assume control of the challenge, settlement, or resolution of any of such Indemnified Claims including, at its own expense, hiring legal advisors that are reasonably satisfactory to the Sellers, with the understanding, however, that if the Buyer has exercised its right to assume such control, the Seller may, at its sole discretion, hire legal advisors to represent them (in addition to the legal advisors hired by the Buyer and, in this case, at their sole expense) in any of said areas, and, in that case, the legal advisors designated by the Buyer shall be obligated to cooperate with the Seller's legal advisors in such challenge, settlement, or resolution.

ELEVENTH CLAUSE - Expenses

The Buyer and the Seller shall each defray their own expenses in relation to the negotiation, drawing up, signing, delivery of, and compliance with this Contract and the contracts provided for by this document. The Seller and the Buyer each declare and guarantee to the other party that the negotiations related to this Contract and the transactions provided for by it have been carried out in such a way as to not give rise to any valid claim against the other Party, Terra, or the Subsidiary because of brokerage commissions, dealers' commissions, or other similar payments.

TWELFTH CLAUSE - Declarations. Unconditional Guarantees and Warrantees.

12.1 The guarantees set forth in this Contract shall extend beyond the Closing Date. It shall be deemed that the declarations and unconditional guarantees are made on the date of this document and any claim or action based on a violation of any declaration or unconditional guarantee or warranty shall extend beyond the Closing Date for a period of three (3) years or until the statute of limitations expires, whichever is longer.

12.2 TN guarantees to the Seller, solidarily with the Buyer, payment of the balance of the price and compliance with each and every one of the obligations which are the Buyer's responsibility under this Contract. Therefore, the Seller, at its option, may require payment of the balance of the price and/or the other obligations, from either or both of the Buyer and TN.

THIRTEENTH CLAUSE . - Confidentiality.

No press release shall be issued, nor shall the terms of this Contract be disclosed to third parties, without the authorization of the Seller and the Buyer. The Buyer and the Seller shall reach agreement with respect to the time and nature of the announcement of the transaction to the Subsidiary's employees.


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                                                                   Final Version

FOURTEENTH CLAUSE - General Provisions.

      14.1 Cooperation. Each of the Parties to this document shall make its best effort to perform or ensure performance, and to cooperate with the other Party to this document, as necessary, with respect to all actions, and to perform or ensure the performance, in accordance with the applicable laws, of whatever is necessary, appropriate, or advisable in order to execute and ensure the execution of the transactions provided for by this Contract.

      14.2 Waivers. Failure of the Seller to comply with any of its obligations or [any of the] agreements set forth herein may be waived only by the Buyer in writing. Failure of the Buyer to comply with its obligations or [the] agreements set forth herein may be waived only by the Seller in writing.

      14.3 Notifications. All notifications and other communications that are required or permitted in accordance with this Contract shall be made in writing and sent to the addressee by telefax, which shall be confirmed by means of the original document signed by an authorized representative of the Party making the notification or communication. These shall be sent by DHL, Federal Express, or another worldwide express messenger service that offers delivery times equal to or better than those of the aforementioned companies, with the understanding that the communication or notification shall become effective on the date the telefax is sent, but only if the original signed notification or communication is delivered to the addressee within two (2) Business Days of the date it is telefaxed. If the original notification or communication is not received within said time period, it shall become effective on the Business Day on which such original notification or communication is delivered. Such notifications or communications shall in all cases be sent to the following domiciles:

            (i)   If addressed to the Seller:

                  Olympic Plaza
                  Fred Roeskstraat 123
                  Amsterdam 1076EE
                  Atencion: Guido Nieuwenhuizen
                  Fax #: (31) 20-577-1188

                  With a copy for:

                  Fernando Elizondo O.
                  Coral 108
                  Colonia Villa del Pedregal
                  66280 San Pedro Garza Garcia, N.L.
                  Mexico
                  Fax#: (52-8) 303-4784


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                                                                   Final Version

                  and a copy for:

                  Wenceslao Renovales
                  Moliere 39, Piso 7
                  Polanco Chapultepec,
                  11560 Mexico D.F.

            (ii)  If addressed to the Buyer or TN:

                  Telefonica Servicios y Contenidos por la Red, S.A. Edificio Atica
                  Via de las Dos Europas No. 33
                  28223 Madrid, Espana
                  Atencion: Cristina Lomana
                  Fax # (34) 91-452-3147

                  Terra Networks, S.A.
                  Edificio Atica
                  Via de las Dos Europas No. 33
                  28223 Madrid, Espana
                  Atencion: Cristina Lomana
                  Fax # (34) 91-452-3147

                  Telefonica, S.A.
                  Gran Via, 28
                  28013 Madrid, Espana
                  Atencion: Secretario General

                  with copies to:

                  Baker & McKenzie Abogados, S.C.
                  Oficinas en el Parque - piso 10
                  Blvd. Antonio L. Rodriguez 1884 Pte.
                  64650 Monterrey, Nuevo Leon
                  Atencion: Lic. Andres Ochoa Bunsow
                  Fax # (8) 399-1399

Said names and addresses may be changed by written notification to each of the above individuals.

The above notwithstanding, the Parties may choose to make any notification or communication by personal delivery of the respective document to the appropriate domicile, in which case such communication or notification shall become effective on the date of its delivery.


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                                                                   Final Version

A signature acknowledging receipt shall be obtained from the addressee's employee or representative who performs said function.

14.4 Applicable Laws and Conflict Resolution. This Contract shall be governed [by] and interpreted under the laws of Mexico.

      14.4.1 Any dispute, claim, or controversy arising as a result of this Contract or related thereto, or regarding the interpretation or violation thereof, shall be submitted to arbitration pursuant to the regulations of the International Chamber of Commerce of Paris, to the extent that said regulations are not incompatible with this paragraph. The decision on the arbitrators' award may be finalized before any competent court, or it may be requested that said court finalize the award so that it may be implemented, as appropriate. The request for arbitration shall be made within a reasonable period counted from the time the claim, dispute, or any other question arises, and in no case shall it be made after the date on which the institution of the legal or equity proceedings based on such claim, dispute, or any other question, has been barred under the applicable statute of limitations.

      14.4.1 The panel shall be comprised of three arbitrators. Each of the Parties to this Contract shall name one of said arbitrators, and the two arbitrators so named shall designate a third: with the understanding, however, that if the two arbitrators fail to reach agreement regarding the naming of the third arbitrator, either of the arbitrators may request that the International Chamber of Commerce of Paris make the designation;

      14.4.1 The arbitration shall be conducted in Dallas, Texas, in Spanish and/or English.

      14.4.1 For the present, each Party waives the requirement for hand-delivered notification of arbitration, and agrees that notification may be made in writing, by registered mail, with acknowledgement of receipt, to the address provided in this Contract, and any request made in this manner shall be considered effected on the tenth Business Day after such request has been mailed.

      14.4.1 Any judicial proceeding brought as support for the arbitration with respect to this Contract, including precautionary measures, shall be submitted to the competent judicial authority. Each Party to this document (a) accepts, generally and unconditionally, the exclusive competence of said court and any related appeals court, and irrevocably waives any objection it may have, now or in the future, with respect to the forum of any lawsuit, legal action, or proceeding


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                                                                   Final Version

             brought in said courts, or [objection with respect to] said courts being an inappropriate forum.

      14.4.1 Copies. This Contract may be signed simultaneously in one or more copies, each of which shall be considered an original, but all together they shall constitute a single, unique instrument.

      14.4.1 Headings. The headings of this Contract's different clauses are for reference purposes only, and shall not affect the meaning or interpretation of this Contract in any way.

      14.4.1 Indivisible Contract. This Contract, including its appendices and the documents mentioned herein, constitute the entire Contract and the agreements of the parties thereto with respect to its purpose. There are no restrictions, promises, declarations, absolute warranties, guarantees, or commitments other than those expressly stipulated or mentioned herein. This Contract replaces all previous contracts and agreements between the Parties with respect to said purpose.

      14.4.1 Amendments and Modifications. This Contract may only be amended or modified by written agreement of the Parties.

      14.4.1 Mandatory nature: Benefits. This Contract shall be to the benefit of the Parties thereto and their respective successors and assignees, and shall be mandatory for them; nothing expressly or implicitly included in this Contract is intended to confer on any person other than the Parties thereto or their respective successors and assignees, any right, option, obligation, or responsibility under or resulting from this Contract.

      14.4.1 Transfer. This Contract may not be transferred by any of the Parties thereto, except with the prior written agreement of the other Parties thereto.

      14.4.1 Transfer Taxes. The Income Tax with respect to this transaction or the sale, transfer, or delivery of the Shares shall be payable by the Seller.

14.5 Best of Knowledge and Belief. For purposes of this Contract, the phrase, "to the best of the Seller's knowledge and belief," in reference to a declaration or guarantee made by the Seller, shall be considered to mean "to the best of the Seller's knowledge and belief" after due inquiry; and "knowledge and belief," as used in said phrase, shall be considered to include all the matters which the Seller or any official of the Subsidiary in fact knows or should have known after due inquiry.


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                                                                   Final Version

14.6 Language. The Parties agree that this Contract may also be signed in English, with the understanding that, in case of any difference of opinion of any of the parties about the content of either version, this Spanish version shall prevail in all cases.


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                                                                   Final Version

IN WITNESS WHEREOF, the Parties have signed this Contract on the date shown at the beginning thereof.

                        Buyer:

                        TELEFONICA SERVICIOS Y CONTENIDOS
                        POR LA RED, S.A.
                        [illegible signature]
                        Mr. Juan Perea Saenz de Buruaga and
                        Mr. Jose Antonio Sanchez (Sole Administrator)

                        Seller:
                        BIDASOA, B.V.

[illegible signature]                            [illegible signature]
Mr. Guido Nieuwenhuizen                          Mr. Dirk Stolp
Representative                                   Representative

                        As Guarantor:

                        TERRA NETWORKS, S.A.
                        [illegible signature]
                        Juan Perea Saenz de Buruaga

The following annexes to this agreement have not been included:

         -        Annex B - Opinion of seller's legal counsel

         -        Annex C - Opinion of buyer's legal counsel

         - List 3.4 - List of Necessary Assets for the development of the business of Terra and its subsidiaries

         -        List 3.5 - List of Necessary Agreements

         -        List 3.7 - Outstanding capital stock

         -        List 3.8 - Registered shareholders

         -        List 3.9 - Subsidiaries

         -        List 3.10 - Pending litigation

         -        List 3.11.1 - Agreements, contracts, commitments and offers

         -        List 3.11.2 - Tangible assets

         -        List 3.11.3 - Insurance policies in force

         -        List 3.11.4 - List of employees

         - List 3.11.5 - Reimbursable deposits, prepaid expenses and deferred charges

         -        List 3.11.6 - Loans to third parties

         - List 3.11.7 - Liens, encumbrances, restrictions, claims and warranties

         -        List 3.11.8 - Leased real estate

         - List 3.11.9 - Trademark registrations, applications and notices of violations thereof

         -        List 3.11.10 - Pending litigation

         -        List 3.11.11 - Permits required to carry out business

         -        List 3.11.12 - Outstanding loans

         -        List 3.11.13 - Condition of real estate

         -        List 3.16 - Taxes filed and paid

         -        List 3.18 - Abandoned trademarks

         -        List 3.19 - Accounts receivable

         -        List 3.22 - Significant changes

         -        List 3.23 - Absence of changes or events

         -        List 3.24 - Breach of contract

         -        List 3.26 - Consent of regulatory and governmental authorities

         -        List 3.27 - Certain interests

         -        List 3.28 - Compliance with laws



Copies of the annexes not included herein will be provided upon request.

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